Exhibit 26(m)

Sample Hypothetical Illustration

WRL Xcelerator Current Accumulation

Policy Year	Month	Age	Beginning CV	Premium	Premium Load	BOM DB	BOM NAAR	Base COI Rate	Base COI Deduction	Net CV	Gross Rate of Inv Return	Invest Fees	Net Rate	M&E	Interest	End CV
			(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)	(12)	(13)	(14)
5	49	69	108,583.20			156,638.87	48,055.67	0.00000		108,583.20	6.00%	0.72%	5.28%	3.20%	186.44	108,769.64
5	50	69	108,769.64			156,907.82	48,138.18	0.00000		108,769.64	6.00%	0.72%	5.28%	3.20%	186.76	108,956.40
5	51	69	108,956.40			157,177.24	48,220.84	0.00000		108,956.40	6.00%	0.72%	5.28%	3.20%	187.08	109,143.48
5	52	69	109,143.48			157,447.11	48,303.63	0.00000		109,143.48	6.00%	0.72%	5.28%	3.20%	187.40	109,330.89
5	53	69	109,330.89			157,717.46	48,386.57	0.00000		109,330.89	6.00%	0.72%	5.28%	3.20%	187.72	109,518.61
5	54	69	109,518.61			157,988.26	48,469.65	0.00000		109,518.61	6.00%	0.72%	5.28%	3.20%	188.05	109,706.66
5	55	69	109,706.66			158,259.53	48,552.87	0.00000		109,706.66	6.00%	0.72%	5.28%	3.20%	188.37	109,895.02
5	56	69	109,895.02			158,531.27	48,636.24	0.00000		109,895.02	6.00%	0.72%	5.28%	3.20%	188.69	110,083.72
5	57	69	110,083.72			158,803.47	48,719.75	0.00000		110,083.72	6.00%	0.72%	5.28%	3.20%	189.02	110,272.73
5	58	69	110,272.73			159,076.14	48,803.40	0.00000		110,272.73	6.00%	0.72%	5.28%	3.20%	189.34	110,462.07
5	59	69	110,462.07			159,349.28	48,887.20	0.00000		110,462.07	6.00%	0.72%	5.28%	3.20%	189.67	110,651.74
5	60	69	110,651.74			159,622.88	48,971.14	0.00000		110,651.74	6.00%	0.72%	5.28%	3.20%	189.99	110,841.73

			(1) = End of Month Cash Value from previous month
			(2) = Annual planned premium
			(3) = .03 x (2) for year 2 and beyond
			(4) = Beginning of Month Death Benefit
			(5) = Net Amount at Risk = (4) - (1) - (2) + (3)
			(6) = Current cost of insurance rate
			(7) = Current cost of insurance charge = (5) / 1000 * (6)
			(8) = Net Cash Value = (1) + (2) - (3) - (7)
			(9) = Hypothetical Gross Rate of Investment Return
			(10) = Arithmetic Average of Total Portfolio Expenses
			(11) = Hypothetical Net Rate of Investment Return = (9) - (10)
			(12) = Mortality and Expense Charge
			(13) = Interest = (8) * { [1 + (11) - (12)] ^ (1/12) -1 }
			(14) = End Of Month Cash Value = (8) + (13)